Exhibit F-1

[KPMG Samjong Accounting Corp. Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated February 27, 2009, with respect to the non-consolidated balance sheet of The Export-Import Bank of Korea (“Bank”) as of December 31, 2008, and the related non-consolidated statements of income, appropriation of retained earnings, changes in stockholders’ equity and cash flows for the year then ended, included in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-156218) on Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus. The audit report covering the Bank’s December 31, 2008 financial statements refers to (a) the preparation of the non-consolidated financial statements and the auditing thereof in accordance with standards accepted in the Republic of Korea and (b) a change in the Bank’s method of accounting for the allowance for normal loans.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

April 17, 2009